Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company, the Holding Company for Heritage Bank Announces Earnings for the Quarter Ending March 31, 2005

Jonesboro, GA April 13, 2005:

	Three-months ended March 31, 2005	Three-months ended December 31, 2004	Three-months ended March 31, 2004
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$347,295	$339,882	$335,534
CCF Net Income for the Period	$795	$561	$583
Net Interest Income for the Period	$3,302	$3,196	$3,152
Basic Earnings per Share for the Period	$0.34	$0.25	$0.26
Net Interest Margin	4.22%	4.03%	4.36%
Efficiency Ratio	*71.61%	65.01%	67.28%
*reported net of the gain on SBA loan sales
Total Loans (end of period)	$268,332	$260,337	$249,947
Non-Performing Loans (end of period)	$632	$852	$4,273
Non-Performing Assets (end of period)	$2,730	$3,811	—
Loan Loss Provision	$135	$135	$290
Loan Loss Reserve (end of period)	$3,277	$3,161	$2,893
Total Deposit Accounts (end of period)	$301,539	$289,278	$287,339
Consolidated Equity (end of period)	$22,296	$21,938	$20,315

CCF Holding Company, the Holding Company for Heritage Bank, Announces

Earnings for the Quarter Ending March 31, 2005

Earnings for the quarter ending March 31, 2005, were $795,000 or $0.34 per basic share. This represents an increase of $212,000, or 36%, over earnings for the same quarter in 2004. Included in earnings for the first quarter are after-tax gains of $213,000, on the sale of loans guaranteed by the Small Business Administration (“SBA”). Sales of this type are a part of the normal course of business for the Bank but tend to distort quarterly earnings, as such the gains should be compared as a part of annual earnings. Assets for the consolidated entity reached $347 million at quarter end, an increase of $7 million during the quarter and an increase of $11 million since March 31, 2004.

The net interest margin showed a continued improvement during the first quarter of 2005 to 4.22%, up from 4.03% for the quarter ending December 31, 2004. Net interest income for the quarter ending March 31, 2005 was $3.3 million, an increase of $150,000 over the quarter ending March 31, 2004 and an increase of $106,000 over the prior quarter ending December 31, 2004. The margin for fourth quarter 2004 and first quarter 2005 was also impacted by additional interest expense related to the second trust preferred offering completed March 30, 2004.

The efficiency ratio for the first quarter of 2005 increased 4.33% to 71.61% at March 31, 2005, from 67.28% at March 31, 2004, representing a net increase in other expenses of $379,000. Included is an increased incentive accrual of $90,000 which will more evenly spread the expense throughout the year compared to 2004 when it was recognized in the fourth quarter. Additionally, the Bank had an increase in State of Georgia unemployment tax expense for 2004 and 2005. The additional 2004 expense, $35,000, was not realized until March of 2005. When combined with the increase for 2005 of $21,000, total additional expense for this category was $56,000 in the first quarter of 2005. The remaining increase in other expenses is attributed primarily to the opening of the Eagles Landing branch in August 2004.

Loan growth for the twelve month period totaled $18 million, with growth during the first quarter of 2005 of $8 million. The growth has been primarily in the commercial real estate and residential construction categories. Non-performing loans of $632,000 represent one relationship of $906,000, with $274,000 guaranteed by the USDA and the remaining portion, $632,000, retained by the Bank and not guaranteed by USDA.

The Bank’s non-performing assets, consists of one real estate owned property. This category has increased since the quarter ending March 31, 2004; however, the balance was reported at that time as a non-performing loan. The loan balance was transferred to other real estate owned when the property was foreclosed on during the second quarter of 2004. At December 31, 2004, there were two relationships included in this category; the second property of $1.0 million which was foreclosed on during the fourth quarter of 2004 was sold during the first quarter of 2005 with a gain on the sale of $35,000.

The loan loss reserve balance at March 31, 2005, was $3.3 million, or 1.22% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Consolidated equity increased for the Company $1.9 million or 9.75% during the twelve-month period. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio.

The Bank is a state chartered commercial bank serving the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system